Filed Pursuant to Rule 424(b)(7)
Registration No. 333-129477
PROSPECTUS SUPPLEMENT NO. 1
TO PROSPECTUS DATED FEBRUARY 2, 2006
$326,000,000
2.375% Convertible Senior Notes Due 2012 and 49,913,501 shares of
Common Stock Issuable Upon Conversion of the Notes

     This Prospectus Supplement supplements information contained in the Prospectus dated February 2, 2006 of Maxtor Corporation relating to the offer and sale from time to time by certain selling securityholders of our 2.375% Convertible Senior Notes due 2012, which we refer to as the “Notes,” and the common stock issuable upon conversion of their Notes. We will not receive any proceeds from the sale of the Notes or the common stock issuable upon conversion of the Notes by the selling securityholders.
     This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus. This Prospectus Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement supersedes the information contained in the Prospectus.

     Investing in the Notes and common stock issuable upon conversion of the Notes involves risks. See “Risk Factors” beginning on page 7 of the Prospectus dated February 2, 2006.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 24, 2006.

SELLING SECURITYHOLDERS
     The table below supplements or amends the table of securityholders contained on pages 53 through 57 of the Prospectus dated February 2, 2006. Where the name of a selling securityholder identified in the table below also appears in the table in the Prospectus, the information set forth in the table below regarding that selling securityholder supersedes the information in the Prospectus. This information was furnished to us by the selling securityholders listed below on or before February 23, 2006. Because the selling securityholders may offer all or some portion of the Notes or the common stock issuable upon conversion of the Notes pursuant to the Prospectus, no estimate can be given to us as to the amount of the Notes or the common stock issuable upon conversion of the Notes that will be held by the selling securityholders upon termination of any particular offering. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act. Information concerning the selling securityholders may change from time to time and, if necessary, we will amend or supplement the Prospectus accordingly.

		Principal Amount of Notes		Number of Shares of Common Stock
						Common
						Stock
				Common Stock		Beneficially
		Beneficially		Beneficially	Common	Owned
	Natural Person with	Owned and	Percentage	Owned Prior to	Stock	Following
	Voting or Investment	Offered	of Notes	this	Offered	the
	Control	Hereby(1)	Outstanding	Offering(1)(2)	Hereby	Offering(3)
Selling Securityholder (1)
Aristeia International Limited	Kevin Toner,	$26,400,000	8.1%	4,042,074	4,042,074	0
	Robert H. Lynch,
	Anthony Frascella and
	William R. Techar
Aristeia Partners LP.	Kevin Toner,	$3,600,000	1.1%	551,192	551,192	0
	Robert H. Lynch,
	Anthony Frascella and
	William R. Techar
Citadel Equity Fund Ltd.	Kenneth C. Griffin(4)	$41,500,000	12.7%	6,354,019	6,354,019	0
Citigroup Global Markets Inc.	Citigroup Inc. (5)	$30,894,000	9.5%	17,861,362	4,730,146	13,131,216(6)
Clinton Multistrategy Master Fund, Ltd.	Robert Hemics	$1,995,000	0.6%	305,452	305,452	0
Ellington Overseas Partners, LTD.	Michael Vranos	$16,005,000	4.9%	2,450,507	2,450,507	0
Empyrean Capital Fund, LP.	Tian Xue	$6,299,500	1.9%	964,509	964,509	0
Empyrean Capital Overseas Benefit Plan Fund, LTD.	Tian Xue	$1,208,800	0.4%	185,078	185,078	0
Empyrean Capital Overseas Fund, LTD.	Tian Xue	$10,491,700	3.2%	1,606,372	1,606,372	0
RBC Capital Markets	RBC Capital Markets(5)	$4,000,000	1.2%	612,435	612,435	0
UBS O’Connor LLC F/B/O O’Conner Global Convertible Bond Master Limited	UBS AG (5)	$1,000,000	0.3%	153,108	153,108	0

*	Less than one percent.

(1)	Information concerning the selling securityholders may change from time to time. Any such changed information will be set forth in an amendment or supplement to the prospectus, if and when required.

(2)	Represents aggregate of common stock and Notes beneficially owned by the selling securityholder. Assumes conversion of the Notes at the initial conversion rate of 153.1089 shares per $1,000 principal amount of the Notes. This conversion rate is subject to adjustment as described in the prospectus under “Description of Notes — Conversion Rights.” Accordingly, the number of shares of common stock beneficially owned by a selling securityholder may increase or decrease from time to time. Under the terms of the Indenture, fractional shares will not be issued upon conversion of the Notes. Cash will be paid instead of fractional shares, if any.

(3)	Assumes sale, transfer or other disposition of all common stock issuable upon conversion of the Notes.

(4)	Citadel Limited Partnership is the trading manager of Citadel Equity Fund Ltd and consequently has investment discretion over the securities held by Citadel Equity Fund Ltd. Kenneth C. Griffin indirectly controls Citadel Limited Partnership and therefore has ultimate investment discretion over securities held by Citadel Equity Fund Ltd. Citadel Limited Partnership disclaims beneficial ownership of the shares beneficially owned by Citadel Equity Fund Ltd. and Mr. Griffin disclaims beneficial ownership of the shares held by Citadel Equity Fund Ltd.

(5)	Selling securityholder is an SEC-reporting company.

(6)	On January 5, 2006, Citigroup Inc. and its affiliates filed a Schedule 13G/A reporting that they collectively shared voting and dispositive power over 13,131,216 shares of Maxtor common stock.